Exhibit 4.(a)(ii)

FIRST AMENDMENT TO THE
J. L. HALSEY CORPORATION
2005 EQUITY BASED COMPENSATION PLAN

THIS FIRST AMENDMENT is effective May 6, 2005, and is made by J. L. Halsey Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, on May 6, 2005, the board of directors of the Company (the “Board”) adopted the J. L. Halsey Corporation 2005 Equity-Based Compensation Plan (the “Plan”);

WHEREAS, Section 3(a) of the Plan provides that the committee designated by the Board to administer the Plan (the “Committee”) shall administer the Plan except to the extent the Board elects to administer the Plan;

WHEREAS, Section 2(j) of the Plan defines the “Committee” as:

[A] committee of two or more directors designated by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” as defined under section 162(m) of the Code, unless administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code.

WHEREAS, notwithstanding Section 2(j), the Board previously designated a single member of the Board to administer the Plan and the Plan has at all times been administered by such single person Committee; and

WHEREAS, the Board desires to amend the Plan, effective May 6, 2005, to clarify that the Committee may consist of a single member of the Board.

NOW, THEREFORE, Section 2(j) of the Plan is hereby amended in its entirety, effective May 6, 2005, to read as follows:

“Committee” means a committee of one or more directors designated by the Board to administer this Plan.

NOW, THEREFORE, be it further provided that, except as provided above, the Plan shall continue to be read in its current state.

IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

J. L. HALSEY CORPORATION,
a Delaware corporation

By:	/s/ David R. Burt

Name:	David R. Burt

Title:	President, Chief Executive Officer, Secretary and Treasurer

Date:

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